Exhibit 4.1

CONVERSION agreement

This Conversion Agreement (this “Agreement”) is entered into as of May 9, 2014, by and between PLC Systems Inc., a Yukon Territory corporation (the “Company”), and each of the holders of the Company’s 5% Senior Secured Convertible Debentures (the “Debentures”) identified on the signature pages hereto (each, including its successors and permitted assigns, a “Debenture Holder” and collectively, the “Debenture Holders”).

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, among the Company, PLC Acquisition Corp. and Viveve, Inc., a Delaware corporation (“Viveve”), of even date herewith (the “Merger Agreement”), pursuant to which, among other things, the Company shall (i) acquire, through a merger, all of the issued and outstanding capital stock of Viveve (the “Merger”);

WHEREAS, the Company shall, in connection with and immediately preceding the Effective Time (as such term is defined in the Merger Agreement) of the Merger, transfer the RenalGuard Business (as defined in the Merger Agreement) to GCP IV LLC (“GCP”) or an affiliate thereof in exchange for the cancellation of all indebtedness of the Company held by GCP (the “RenalGuard Spinoff”);

WHEREAS, it is a condition to the closing of the Merger Agreement that the Debenture Holders convert each of their Debentures into shares of common stock, no par value per share, of the Company (the “Common Stock”) pursuant to the terms set forth in the Debentures; and

WHEREAS, the Company and the Debenture Holders believes that is in each of their best interests to consummate the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Debenture Holder agree as follows:

1.     Conversion. Notwtihstanding anything to the contrary in the Debentures, conditional and effective upon the consummation of the RenalGuard Spinoff, each of the Debentures held by the Debenture Holders, by virtue of this Agreement, automatically and without any action on the part of the Debenture Holders, shall (a) convert into shares of Common Stock in accordance with the terms of Section 4 of the Debentures (such shares of Common Stock issuable upon conversion of the Debentures, the “Conversion Shares”) and (b) be cancelled and immediately cease to be outstanding. As soon as practicable following the conversion of the Debentures pursuant to this Section 1, in accordance with Section 4 of the Debentures, and in no event later than 3 Trading Days (as defined in the Debentures) thereafter, (x) the Company shall issue any and all Conversion Shares to the Debenture Holders issuable upon the conversion of their respective Debentures pursuant to the terms of such Debentures and (y) the Debenture Holders shall surrender their original Debentures to the Company.

2.     Termination. This Agreement shall be terminated automatically and be of no force or effect upon termination of the Merger Agreement in accordance with its terms. In the event of, and following, such a termination of the Merger Agreement, the Company shall provide the Debenture Holders notice thereof.

3.     Entire Agreement. This Agreement and each Debenture Holder’s respective Debenture constitute the entire agreement among the Company, on the one hand, and such Debenture Holder, on the other hand, with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

4.     Amendment. This Agreement may not be modified or amended, except by an instrument in writing signed by each of the parties hereto.

5.     Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New York.

6.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. Facsimiles or portable document files transmitted by e-mail containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles or files.

7.     Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

[Signature Pages Follow]

[COMPANY SIGNATURE PAGES TO CONVERSION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PLC SYSTEMS INC.

By:      /s/ Mark R. Tauscher
     Name: Mark R. Tauscher
     Title: Chief Executive Officer

[DEBENTURE HOLDER SIGNATURE PAGES TO CONVERSION AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ALPHA CAPITAL ANSTALT

By:       /s/ Konrad Ackermann
Name:  Konrad Ackermann
Title:    Director

Original Conversion Price of Debenture:                 $0.06

Original Issue Date of Debenture:                    February 2012

[DEBENTURE HOLDER SIGNATURE PAGES TO CONVERSION AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BRIO CAPITAL MASTER FUND LTD.

By:      /s/ Shaye Hirsch
Name: Shaye Hirsch
Title:   Director

Original Conversion Price of Debenture:         $0.06

Original Issue Date of Debenture:              February 2012

[DEBENTURE HOLDER SIGNATURE PAGES TO CONVERSION AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DENVILLE & DOVER FUND LLC

By:       /s/ Edward Karr

Name:  Edward Karr
Title:    Manager

Original Conversion Price of Debenture:                  $0.06

Original Issue Date of Debenture:              February 2012